SHEPPARD, MULLIN, RICHTER & HAMPTON LLP
A Limited Liability Partnership
Including Professional Corporations
ORI KATZ, Cal. Bar No. 209561
JENNIFER NASSIRI Cal. Bar No. 209796
SHADI FARZAN, Cal. Bar No. 301610
Four Embarcadero Center, 17th Floor
San Francisco, California 94111-4109
Telephone: 415.434.9100
Facsimile: 415.434.3947
E mail okatz@sheppardmullin.com
jnassiri@sheppardmullin.com
sfarzan@sheppardmullin.com

Attorneys for Secured Creditor,
2501 Cormack, LLC

UNITED STATES BANKRUPTCY COURT

NORTHERN DISTRICT OF CALIFORNIA, SAN JOSE DIVISION

In re:

FREMONT HILLS DEVELOPMENT CORPORATION,

Debtor.

Case No. 21-50240

Chapter 11

***EX PARTE* APPLICATION FOR ORDER SHORTENING TIME FOR SERVICE AND HEARING ON EMERGENCY MOTION TO DISMISS BANKRUPTCY CASE**

Requested Hearing:
Date: February 26, 2021
Time: 10:00 a.m.
Judge: Hon. Stephen L. Johnson

Secured creditor 2501 Cormack, LLC (the "Lender") files this *ex parte* application (the "Application"), pursuant to Bankruptcy Rule 9006 and B.L.R. 9006-1, for an order shortening time for a hearing on the concurrently filed Debtor's *Emergency Motion to Dismiss Bankruptcy Case* (the "Motion").

This Application seeks an order from the Court setting a hearing on the Motion for February 26, 2021 at 10:00 a.m., and permitting parties in interest to object to the Motion orally at said hearing.

This Application is supported by the concurrently filed declaration of Ori Katz (the "Katz Declaration").

For the reasons set forth below and in the Motion, good cause exists to grant this Application to hear the Motion on shortened time.

BACKGROUND

This is not the above-captioned debtor's first bankruptcy filing before this Court. On October 9, 2020 (and just moments before a foreclosure sale scheduled by Lender) the debtor filed a voluntary petition under Case No. 20-51485 (the "Original Case").[1]

Approximately one month into the Original Case the debtor entered into a stipulation granting Lender relief from stay "for all purposes."[2] And in an order entered on December 2, 2020 this Court approved that stipulation.[3]

Later, on February 16, 2021 (*i.e.*, 9 days ago) the Court entered an order dismissing the Original Case.[4] In its order of dismissal the Court found "cause" existed under section 1112(b) for dismissal, including as a result of a "substantial or continuing

[1] The timing of the Original Case is relevant to the emergency relief being sought by way of this motion.

[2] *See* Original Case, Doc. 29.

[3] *Id.* at Doc. 39.

[4] *Id.* at Doc. 71.

loss to or diminution of the estate . . ..”[5] Though not specifically referenced in the Court’s dismissal order, *per diem* interest on the Lender’s loan is $19,333.

Rather than move this Court to stay or reconsider the dismissal order in the Original Case, the debtor has file a new petition (the “New Case”), in *pro per,* just two days before Lender’s re-scheduled foreclosure sale.[6] The Motion seeks immediate dismissal of the New Case.

The title company handling the foreclosure sale is prepared to proceed with the sale as scheduled so long as this Court enters an order before noon on February 26, 2021 and such order provides that it is effective immediately and not stayed in any manner. By way of the Motion, Lender respectfully respects that the Court enter such an order.

REQUIREMENTS FOR SHORTENING TIME

The Lender is being harmed at a rate of $19,333 per day. If the Lender’s foreclosure sale is delayed it will continue to suffer significant and material harm as a result. It is absolutely necessary to have the Motion heard on an expedited basis to minimize that harm.

No prior time modifications with respect to the Motion have been sought by the Lender or provided by the Court.

If granted, the effect of the Application would be to allow the Motion to be heard on less than 24 hours’ notice. While this is a significant reduction in the notice that would normally be required for a motion to dismiss a bankruptcy case, the circumstances here are truly extraordinary. The proverbial ink was barely dry on this Court’s dismissal order when the debtor filed the New Case. The debtor could have and should have sought reconsideration or a stay if it sought to challenge the dismissal order. The debtor having already stipulated to stay relief in the Original Case, and taking into account both the harm

[5] *Id.* at p. 4:4-7.

[6] The re-scheduled foreclosure sale is set for February 26, 2021 at noon. This was the earliest date available following the denial by the Alameda Superior Court of an application for a preliminary injunction. For the Court’s convenience a copy of the order denying the preliminary injunction is attached to the Motion as Exhibit A.

the Lender is suffering and this Court's finding and conclusions in the recently entered dismissal order, the shortening of time requested is appropriate.

Lender's counsel corresponded with counsel for the United States Trustee in this case about the proposed hearing on shortened time, and the United States Trustee consents to a hearing on less than 24 hours' notice under circumstances. Because the debtor here is proceeding in pro per, Lender's counsel emailed the debtor directly to inquire whether the debtor would consent to a hearing on shortened time. As of the time of the filing of the Application no response from the debtor had been received.

Lender requests that the Court authorize the Lender to serve the Motion by *email only* on the debtor and the United States Trustee, and that the Court find that the requested manner of service is sufficient in light of the relief requested in the Motion and the circumstances of this case.

The Lender requests that any opposition to the Motion be raised at or before the hearing, including orally.

WHEREFORE, the Lender requests that the Court grant this Application, set the Motion for hearing on shortened time as requested, establish the procedures requested, and grant such further relief as the Court deems appropriate.

Dated: February 25, 2021

SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

By /s/ *Ori Katz*
ORI KATZ

Attorneys for Secured Creditor
2501 Cormack, LLC